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Exhibit 99(d)

John A. Coleman, Jr., Esq., P.C.
A Professional Corporation
One Byram Brook Place
Armonk, New York 10504

John A. Coleman, Jr.	Tel (914) 730-0125 Fax (914) 992-7441

June 18, 2004

Deutsche Bank Trust Company Americas, as Depositary
60 Wall Street
New York, New York 10005

American Depositary Shares
evidenced by American Depositary Receipts
for deposited Shares of
Jardine Matheson Holdings, Ltd.

Dear Sirs:

        Referring to the Registration Statement on Form F-6 relating to the above-entitled American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs") each ADS representing one common share of Jardine Matheson Holdings Ltd. (the "Company"), a corporation incorporated under the laws of Bermuda.

        We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the form of ADR attached as Exhibit (a) to the Registration Statement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the form of ADR.

        The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        We hereby consent to the use of this opinion as Exhibit d of the above-mentioned Registration Statement. In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/
John A. Coleman, Jr.

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John A. Coleman, Jr., Esq., P.C. A Professional Corporation One Byram Brook Place Armonk, New York 10504
American Depositary Shares evidenced by American Depositary Receipts for deposited Shares of Jardine Matheson Holdings, Ltd.